EXHIBIT 99.1

Pain Therapeutics Reports Q3 2016 Financial Results

AUSTIN, Texas, Oct. 20, 2016 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the third quarter of 2016.  Net loss in Q3 2016 was $3.5 million, or $0.08 per share, compared to a net loss in Q3 2015 of $3.7 million, or $0.08 per share.

At September 30, 2016, cash and investments were $21.8 million, compared to $24.6 million at June 30, 2016.  The Company has no debt.

"We continue to evaluate the comments recently raised by the FDA with regards to REMOXY," said Remi Barbier, President and Chief Executive Officer. "We are encouraged by the preliminary feedback we have received from external experts in the field and look forward to announcing a new strategy after further consultation with external advisors."

Financial Highlights for Q3 2016

  Research and development expenses increased to $2.7 million in Q3 2016 from $2.4 million in Q3 2015, primarily due to increased activities related to REMOXY ER (oxycodone capsules CII).  Research and development expenses included non-cash stock-related compensation costs of $0.3 million in both Q3 2016 and Q3 2015.
  General and administrative expenses decreased to $0.9 million in Q3 2016 from $1.3 million in Q3 2015, primarily due to lower compensation costs.  General and administrative expenses included non-cash stock-related compensation costs of $0.5 million in both Q3 2016 and Q3 2015.
  Net cash used in Q3 2016 was $2.8 million.

About Pain Therapeutics, Inc.
We develop proprietary drugs that offer significant improvements to patients and physicians. Our expertise consists of developing new drugs and guiding these through various regulatory and development pathways in preparation for their eventual commercialization.  We generally focus our drug development efforts around disorders of the nervous system, such as chronic pain.  The FDA has not yet established the safety or efficacy of our drug candidates.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding announcing a new strategy, developing proprietary drugs that offer significant improvements to patients and physicians and guiding new drugs through various regulatory and development pathways.  Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in completion of development activities and testing of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-deterrent pain medications or other competing products to be developed by competitors and potential competitors or others.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Operating expenses
Research and development	$2,657	$2,356	$7,841	$5,480
General and administrative	884	1,330	4,573	4,188
Total operating expenses	3,541	3,686	12,414	9,668
Operating loss	(3,541)	(3,686)	(12,414)	(9,668)
Interest income	23	15	86	40
Net loss	$(3,518)	$(3,671)	$(12,328)	$(9,628)

Net loss per share, basic and diluted	$(0.08)	$(0.08)	$(0.27)	$(0.21)

Weighted-average shares used in computing
net loss per share, basic and diluted	45,742	45,356	45,603	45,356

CONDENSED BALANCE SHEETS
(in thousands)
			September 30, 2016	December 31, 2015(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$21,764	$31,299
Other current assets			456	392
Total current assets			22,220	31,691
Other assets			262	227
Total assets			$22,482	$31,918
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$1,827	$1,928
Other accrued liabilities			340	623
Total current liabilities			2,167	2,551
Non-current liabilities			—	—
Total liabilities			2,167	2,551
Stockholders' equity
Common Stock and additional paid-in-capital			163,280	160,005
Accumulated other comprehensive income			1	—
Accumulated deficit			(142,966)	(130,638)
Total stockholders' equity			20,315	29,367
Total liabilities and stockholders' equity			$22,482	$31,918

(1) Derived from the Company's annual financial statements as of December 31, 2015, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information Contact:
Peter S. Roddy
Vice President and Chief Financial Officer
Pain Therapeutics, Inc.
proddy@paintrials.com
(512) 501-2450